February 28, 2011

Las Vegas Railway Express, Inc.
6650 Via Austi Parkway, Suite 170
Las Vegas, NV 89119

Attn:	Mr. Michael A. Barron,
Mr. Joseph Cosio-Barron
Board of Directors

Dear Mike and Joe,

On August 1, 2010 I accepted the responsibilities of our company’s Chief Financial Officer with specific direction to lead our efforts in establishing our strategic financial plans, including our Pre-Opening and Operating plans for the establishment of our X Train and to establish internal operating controls and procedures which needed to be updated and documented for our company. Further, I accepted the position with the agreed upon knowledge that once these specific tasks were accomplished and once it was determined that our vision was to enter into the actual development stage of our plan, I would transition to the position of Executive Vice President and Chief Operating Officer. I wrote to you on December 15, 2010 that I would resign as the Chief Financial Officer on January 1, 2011 to become the Executive Vice President and Chief Operating Officer. Since my letter dated December 15, 2010 some challenges we all felt were completed have surfaced that need my assistance and as such, I will continue my responsibilities as Chief Financial Officer until these items are complete or until such time a replacement is appointed. This event has happened as we have brought on Greg West as our Chief Financial Officer on February 28, 2011 allowing me to move forward as the Executive Vice President and Chief Operating Officer.

Most sincerely yours,

/s/ John M. Zilliken

John M. Zilliken